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                                                                       EXHIBIT n

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports on the financial statements of JPF Separate Account C dated March 20, 2006 and on the consolidated financial statements of Jefferson Pilot Financial Insurance Company and Subsidiary dated March 10, 2006, in Post Effective Amendment No. 12 (Form N-6, No. 333-01781) under the Securities Act of 1933 and related Prospectus for the registration of units of interest in the JPF Separate Account C under the Ensemble Survivorship Life individual flexible premium variable life insurance policies offered by Jefferson Pilot Financial Insurance Company.

Greensboro, North Carolina
April 25, 2006